EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-215182) and the related Prospectus of our reports dated December 9, 2016, relating to the consolidated financial statements of Mitek Systems, Inc. and the effectiveness of Mitek Systems, Inc.’s internal control over financial reporting, appearing in Mitek Systems, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2016. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is included in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

January 3, 2017